Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and the related reoffer prospectus of ESS Tech, Inc. pertaining to the ESS Tech, Inc. 2021 Equity Incentive Plan, ESS Tech, Inc. 2021 Employee Stock Purchase Plan and Amended Energy Storage Systems, Inc. 2014 Equity Incentive Plan and to the incorporation by reference therein of our report dated June 16, 2021, with respect to the financial statements of ESS Tech, Inc. included in the Registration Statement (Form S-1 No. 333-260693), as amended, and related Prospectus of ESS Tech, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

December 14, 2021